Exhibit 99.1

Contact:

Denise San Bartolome

Corporate Communications

Telik, Inc.

Tel: 650 845-7712

Email: denisesb@telik.com

TELIK ANNOUNCES FOURTH QUARTER AND 2013 YEAR END

FINANCIAL RESULTS

Palo Alto, CA, - March 10, 2014 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $0.8 million, or $0.17 per share, for the three months ended December 31, 2013, compared with a net loss of $1.8 million, or $0.66 per share, for the comparable period in 2012. For the year ended December 31, 2013, net loss was $5.2 million, or $1.17 per share, compared with a net loss of $8.0 million, or $3.64 per share, for the year ended December 31, 2012.

For the quarter ended December 31, 2013, total operating costs and expenses were $0.8 million compared with $1.8 million in the fourth quarter of 2012, representing a reduction of approximately 56%, primarily due to lower headcount, reduced clinical trial expenses, and lower corporate and stock-based compensation expenses.

Operating costs and expenses for the year ended December 31, 2013 were $5.2 million, compared with $8.0 million for the same period in 2012. Operating costs and expenses in 2013 included approximately $0.2 million in stock-based compensation expense compared to $0.7 million in 2012. The reduction in operating costs and expenses of approximately 34% in the year ended December 31, 2013, compared with 2012, was primarily due to lower headcount, reduced clinical trial expenses, lower corporate and stock-based compensation expenses and lower facility related expenses as a result of our relocation to a smaller corporate office.

At December 31, 2013, Telik had $2.2 million in cash and cash equivalents, compared with $5.0 million at December 31, 2012.

2013 Highlights

•	Telik’s product candidate, ezatiostat HCL (Telintra), was granted orphan drug designation by the US Food and Drug Administration (FDA) for the treatment of myelodysplastic syndrome (MDS). Orphan designation grants potential US market exclusivity to a drug for the treatment of a specified condition for a period of seven years following FDA marketing approval. Additional potential benefits of orphan designation include development grants, tax credits related to clinical trial expenses, protocol development assistance and exemption from FDA user fees.

•	Completed an End of Phase 2 meeting with the FDA in January 2013 and in accordance with the FDA’s guidance, completed the design of a Phase 3 placebo-controlled randomized registration trial of TELINTRA for the treatment of Low to Intermediate-1 risk MDS, using red-blood-cell transfusion independence as the endpoint.

•	Raised approximately $3.6 million through its At Market Issuance Sales Agreement with McNicoll, Lewis & Vlak LLC.

•	Terminated the master lease agreement on prior facility and relocated the company’s corporate offices to a smaller space in order to conserve resources.

Telik is focused on securing near term financing, partnering or out-licensing a Phase 3 placebo-controlled randomized registration trial of TELINTRA for the treatment of Low to Intermediate-1 risk MDS and/or other strategic alternatives that may become available.

Financial Outlook

The company believes its existing capital resources are only sufficient to support operations through approximately May 2014. The timing remains uncertain, however, and may change as we continue efforts to further conserve resources and/or reducing expenses. In order to continue operations, Telik will require substantial financing in the very near term. Although the company has been able to raise funds through its At Market Issuance Sales Agreement, there is no assurance Telik will be successful in obtaining additional funding in the future. To this end, the financial advisory firm retained by Telik continues to seek capital and to explore and recommend strategic alternatives through which the value of its assets to stockholders could be optimized.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidate is Telintra®, a modified glutathione analog intended for the treatment of hematologic disorders including myelodysplastic syndrome; followed by Telcyta®, a cancer activated prodrug for the treatment of a variety of cancers. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

Forward Looking Statements

This press release contain “forward looking” statements, including statements regarding Telik’s anticipated cash reserves, ability to secure additional funding or complete partnering, licensing or other strategic transations, the future development of TELINTRA, preclinical drug candidates and potential corporate partnerships. These forward looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, that Telik would be unable to continue to fund its operations if it is unable to raise adequate funding; if the development of its drug candidates, including clinical trials of TELINTRA, is delayed or unsuccessful, if Telik does not enter into collaborative arrangements to advance its programs, the rate of product development will be delayed and expenditures may increase; if Telik is delisted from the Nasdaq Capital Market, its ability to raise additional financing and the liqudity of its common stock could be adversely affected. Detailed information regarding these and other factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2013. Telik does not undertake any obligation to update forward looking statements contained in this press release.

Telik, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc. Statements of Operations (In thousands, except per share amounts) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Operating costs and expenses:
Research and development	$302	$736	$1,996	$3,524
General and administrative	484	1,032	3,245	4,455

Total operating costs and expenses	786	1,768	5,241	7,979

Loss from operations	(786)	(1,768)	(5,241)	(7,979)
Interest and other income (expense), net	—	2	11	8

Net loss	$(786)	$(1,766)	$(5,230)	$(7,971)

Basic and diluted net loss per share	$(0.17)	$(0.66)	$(1.17)	$(3.64)

Weighted average shares used to calculate basic and diluted net loss per share	4,583	2,687	4,480	2,188

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	December 31, 2013	December 31, 2012
Cash, cash equivalents, investments and restricted investments	$2,229	$4,997
Total assets	2,610	5,628
Stockholders’ equity	1,655	3,062

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